Exhibit 2(c)

                                    AGREEMENT AND PLAN OF MERGER dated as of
                           December 8, 1995, among CABLEVISION
                           INDUSTRIES OF MIDDLE FLORIDA, INC., a Florida corporation ("CIMF"), ALAN GERRY, an individual residing at Loomis Road, Liberty, New York (the "Principal Stockholder"), TIME WARNER INC., a Delaware corporation
                           ("Parent") and CABLEVISION INDUSTRIES
                           CORPORATION, a Delaware corporation (the
                           "Company").


          WHEREAS Parent, CIMF and certain affiliates of CIMF, including the Principal Stockholder, have previously entered into a Purchase Agreement dated as of February 6, 1995 (the "Purchase
Agreement"), providing for, among other things, the purchase by Parent and/or one or more Designated Entities of all of the assets of CIMF in exchange for the assumption of all of its Assumed Liabilities;

          WHEREAS Parent, CIMF and certain affiliates of CIMF, including the Principal Stockholder, have now determined to change the structure of Parent's acquisition of the business of CIMF and the form of consideration to be paid for such acquisition;

          WHEREAS the respective Boards of Directors of CIMF and Parent have approved the merger of CIMF with and into the Company, upon the terms and subject to the conditions set forth in this Agreement (the "CIMF Merger"), whereby each issued and outstanding share of Common Stock of CIMF not owned directly or indirectly by CIMF or any subsidiary of CIMF (the "CIMF Common Stock"), will be converted into the right to receive the Merger Consideration;

          WHEREAS each of the Company and Cablevision Management Corporation of Philadelphia ("CMP") have entered into a Merger Agreement with the Principal Stockholder and Parent, pursuant to which upon the terms and subject to the conditions set forth therein, TW CVI Acquisition Corp. will be merged into the Company (the "Company Merger") and CMP Acquisition Sub will be merged into CMP and the Principal Stockholder will receive for each share of common stock of the Company or CMP, as applicable, the Merger Consideration (as defined in the relevant Merger Agreement); and

          WHEREAS, concurrently with the execution and delivery hereof, the Principal Stockholder, certain subsidiaries of the Principal Stockholder that are Purchase Gerry Companies and the Direct Holders and Parent are entering into an amended and restated Purchase Agreement dated as of December 8, 1995, which eliminates CIMF as a party and pursuant to which, upon the terms and subject to the conditions set forth therein, the Principal Stockholder has agreed to sell and Parent has agreed to purchase all of the equity interests in, or the assets of and assume the related liabilities of, each of the Purchase Gerry Companies;

          WHEREAS, the Company, the Direct Holders, the Gerry Companies, the Principal Stockholder, Parent and Sub have entered into the Supplemental Agreement dated as of February 6, 1995, as amended to the date hereof, pursuant to which the Company, the Direct Holders, the Gerry Companies, the Principal Stockholder, Parent and Sub are making certain representations, warranties, covenants and agreements in connection with the Mergers, the Purchase and the other Transactions and also are prescribing various conditions to the Mergers, the Purchase and the other Transactions; and

          WHEREAS, for Federal income tax purposes, it is intended that the CIMF Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code;


          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements of the parties hereto contained in the Acquisition Documents, the parties agree as follows:

                               ARTICLE I

                    Definitions and Interpretation

          Capitalized terms used herein and not defined herein have the meanings given such terms in Annex A to the Supplemental
Agreement, as amended from time to time, and the rules of interpretation set forth in such Annex A are applicable hereto.


                              ARTICLE II

                              The Merger

          SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with DGCL and the Florida Business Corporation Act (the "FBCA"), CIMF shall be merged with and into the Company at the Effective Time and immediately following the effectiveness of the Company Merger. Following the CIMF Merger, the separate corporate existence of CIMF shall cease and the Company shall continue as the surviving corporation (the "CIMF Surviving Corporation") and shall succeed to and assume all the rights and obligations of CIMF in accordance with the DGCL and the FBCA.

          SECTION 2.02. Effective Time. At the time of the Closing, or as soon as practicable thereafter, CIMF Surviving Corporation shall file a certificate or articles of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and the FBCA and shall make all other filings or recordings required under the DGCL and the FBCA. The CIMF Merger shall become effective at the Effective Time specified in the Certificate of Merger, which shall be after the effectiveness of the Company Merger.

          SECTION 2.03. Effects of the CIMF Merger. The CIMF Merger shall have the effects set forth in Section 259 of the DGCL and
Section 607.1106 of the FBCA.

                              ARTICLE III

                    The CIMF Surviving Corporation

          SECTION 3.01. Certificate of Incorporation and By-laws. (a) The certificate of incorporation of the Company as in effect immediately prior to the Effective Time (after giving effect to the Company Merger) shall become the certificate of incorporation of the CIMF Surviving Corporation at the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

          (b) The By-laws of the Company as in effect immediately prior to the Effective Time (after giving effect to the Company Merger) shall become the By-laws of the CIMF Surviving Corporation at the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

          SECTION 3.02. Directors. The directors of the Company immediately prior to the Effective Time (after giving effect to the Company Merger) shall become the directors of the CIMF Surviving Corporation at the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 3.03. Officers. The officers of the Company immediately prior to the Effective Time (after giving effect to the Company Merger) shall become the officers of the CIMF Surviving
Corporation at the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                              ARTICLE IV

         Effect of the CIMF Merger on the Capital Stock of the
            Constituent Corporations; Merger Consideration;
                       Exchange of Certificates

          SECTION 4.01. Effect on Capital Stock. As of the Effective Time, by virtue of the CIMF Merger and without any action on the part of the holder of any shares of CIMF Common Stock or any shares of capital stock of the Company:

          (a) Capital Stock of the Company. The CIMF Merger shall not have any effect on the authorized or issued capital stock of the Company.

          (b) Cancellation of Treasury Stock. Each share of Common Stock of CIMF owned directly or indirectly by CIMF or any subsidiary of CIMF immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of CIMF Common Stock. Subject to Section 4.06, each share of CIMF Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of fully paid and nonassessable shares of Parent Common Stock equal to the Parent Common Share Number divided by the total number of shares of CIMF Common Stock outstanding immediately prior to the Effective Time (the "CIMF Common Share Number"). The term "Merger Consideration" shall refer to the securities issuable pursuant to the immediately preceding sentence, together with any assets or securities payable by Parent pursuant to Section 4.06(a) hereof; and the amount of any such assets or securities that are payable per share of CIMF Common Stock as part of the Merger Consideration shall be determined on the basis of the amount of any such assets or property that would have been payable per share of Parent Common Stock had such securities been outstanding at the relevant record and payment dates for the distribution of such assets or securities. As of the Effective Time, all shares of CIMF Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such share of CIMF Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. The "Parent Common Share Number" shall equal 1,471,575, as such number shall be further adjusted pursuant to Section 4.02, after first giving effect to any adjustments to the Parent Common Share Number and Common Valuation Number required by transactions covered by Section 4.06(b).

          SECTION 4.02. Adjustment to the Parent Common Share Number.
(a) The Parent Common Share Number shall be adjusted in accordance with this Section 4.02 if the

Adjustment Amount exceeds the Threshold or the Threshold exceeds the Adjustment Amount. The "Threshold" shall be $24,353,000.

          (i) In the event that the Adjustment Amount exceeds the Threshold, the Parent Common Share Number shall equal 1,471,575 less an amount equal to such excess divided by the Common Valuation Number (the result being rounded to the nearest whole number, with 0.5 being rounded to the next highest number).

          (ii) In the event that the Threshold exceeds the Adjustment Amount, the Parent Common Share Number shall equal 1,471,575 plus an amount equal to such excess divided by the Common Valuation Number (the result being rounded to the nearest whole number, with 0.5 being rounded to the next highest number).

          The Adjustment Amount shall be equal to, without duplication, (A) the aggregate amount of Closing Indebtedness and Other Liabilities of CIMF, plus (B) the amount of the Working Capital Deficit of CIMF, if any, or minus (C) the amount of the Working Capital Balance of CIMF, if any, plus (D) the amount of the Capital Expenditure Deficiency of CIMF, if any, or minus (E) the amount of the Capital Expenditure Excess of CIMF, if any, plus (F) the aggregate amount of Severance and Incentive Liabilities of CIMF; provided that in determining the Adjustment Amount effect shall be given to the sale of assets by Cablevision of Fairhaven/Acushnet pursuant to the Purchase Agreement and to the results of any post-closing adjustments relating to CFA pursuant to the Purchase Agreement.

          SECTION 4.03. Estimated Adjustment Amount; Initial Calculation of Merger Consideration. Not later than five business days prior to the Closing, CIMF shall deliver to Parent an estimate of the Adjustment Amount (the "Estimated Adjustment Amount") of CIMF, including therewith estimated Closing Indebtedness and Other Liabilities ("Estimated Closing Indebtedness and Other Liabilities") of CIMF, estimated Working Capital Deficit or estimated Working Capital Balance ("Estimated Working Capital Deficit or Balance") of CIMF, estimated Capital Expenditure Deficiency of CIMF or estimated Capital Expenditure Excess of CIMF (the "Estimated Capital Expenditure Deficiency or Excess") and estimated Severance and Incentive Liabilities ("Estimated Severance and Incentive Liabilities") of CIMF, and the Parent Common Share Number shall be calculated pursuant to

Section 4.02 as if the Estimated Adjustment Amount were the Adjustment Amount (the "Estimated Parent Common Share Number"). As of the Closing, the aggregate Merger Consideration in respect of all shares of CIMF Common Stock shall be deemed to comprise a number of shares of Parent Common Stock equal to the Estimated Parent Common Share Number, together with any assets or securities payable by Parent pursuant to
Section 4.06(a) hereof; and each share of CIMF Common Stock shall be deemed to be converted into a number of shares of Parent Common Stock equal to the Estimated Parent Common Share Number divided by the CIMF Common Share Number, together with any assets or securities payable by Parent pursuant to Section 4.06(a) hereof. After the Closing, the Merger Consideration (as determined pursuant to this Section 4.03) shall be subject to adjustment in accordance with Sections 4.05 and 4.06.

          SECTION 4.04. Exchange of Certificates; Delivery of Parent Stock; Escrow Arrangements. (a) At the Closing, Parent shall issue and deliver to the Stockholders' Representative, upon surrender of each certificate (a "Certificate") that immediately prior to the Effective Time represents outstanding shares of CIMF Common Stock, the portion of the Merger Consideration (as determined pursuant to Section 4.03) that is issuable in respect of the shares of CIMF Common Stock represented by such Certificate. Each Certificate so surrendered pursuant to the preceding sentence shall forthwith be canceled. Delivery of Certificates for cancellation shall be made by the Stockholders' Representative on behalf of the CIMF Stockholders; and delivery of the Merger Consideration in respect of all shares of CIMF Common Stock outstanding immediately prior to the Effective Time shall be delivered to the Stockholders' Representative for the benefit of the CIMF Stockholders (and the Merger Consideration so delivered shall be deemed to have been delivered to the CIMF Stockholders). For purposes of this Section 4.04, the Escrowed Shares deposited into escrow pursuant to Section 4.04(h) hereof and held in escrow pursuant to the terms of the Escrow Agreement shall be deemed to have been delivered to the Stockholders' Representative.

          (b) In the event of a transfer of ownership of CIMF Common Stock that is not registered in the transfer records of CIMF, the Merger Consideration issuable in respect of such shares may be issued to a Person other than the Person in whose name any Certificate so surrendered is registered, provided that such Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of such Merger Consideration to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.04, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the portion of the Merger Consideration that is issuable in respect of each share of CIMF Common Stock that was represented by such Certificate prior to the Effective Time, together with any dividends or distributions with respect to any such shares of capital stock of Parent constituting Merger Consideration for which the record date is after the Effective Time. Subject to the effect of applicable laws, following surrender of any such Certificate, Parent shall deliver to the Stockholders' Representative, for the benefit of such Person, the portion of the Merger Consideration issued in exchange therefor, without interest, together with (x) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of any class of capital stock of Parent constituting Merger Consideration and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of capital stock of Parent constituting Merger Consideration.

          (c) No dividends or other distributions declared or made after the Effective Time with respect to shares of any class of capital stock of Parent constituting Merger Consideration with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, or to the Stockholders' Representative for the benefit of such holder, with respect to the applicable shares of capital stock of Parent constituting Merger Consideration represented thereby until the holder of record of such Certificate, or the Stockholders' Representative on behalf of such holder, shall surrender such Certificate.

          (d) The shares of capital stock of Parent constituting Merger Consideration issued or issuable upon the surrender for exchange of Certificates in accordance with the terms of this Article IV shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of CIMF Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the CIMF Surviving Corporation of the shares of CIMF Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the CIMF Surviving Corporation or Parent for any reason, they shall be canceled and exchanged as provided in this Article IV.

          (e) Neither Parent nor CIMF shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f) If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and the delivery to Parent of an indemnification agreement and bond satisfactory to Parent, will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (and any dividend or distribution with respect thereto pursuant to Section 4.04(b)) issuable or deliverable in respect thereof as determined in accordance with the terms of this Agreement.

          (g) No certificates or scrip representing fractional shares of capital stock of Parent shall be issued to any CIMF Stockholder (or to the Stockholders' Representative for the benefit of a CIMF Stockholder) upon the surrender for exchange of certificates of CIMF Common Stock, the number of shares of each class of capital stock of Parent to be issued pursuant to the CIMF Merger to each CIMF Stockholder (after consolidating all Certificates to be surrendered by such CIMF Stockholder) being rounded up or down, as the case may be, to the nearest whole share (with one-half of a share being rounded to the next highest number).

          (h) At the Closing, Parent shall, on behalf of the CIMF Stockholders, deposit into escrow, in accordance with the terms of the Escrow Agreement, an aggregate number of shares of shares of Parent Common Stock (collectively, the "Escrowed Shares") which together shall have a value (based on the Common Valuation Number) of $202,214. The allocation among CIMF Stockholders of such shares of Parent

Common Stock, shall be determined pursuant to Section 4.04(i).

          (i) The Principal Stockholder shall be entitled to determine the allocation, as among the CIMF Stockholders, of the shares of Parent Common Stock that are to be deposited into escrow pursuant to the Escrow Agreement, and unless otherwise specified shall be deemed to have determined that all such shares shall be from among those issuable to the Principal Stockholder.

          SECTION 4.05. Reconciliation of Adjustment Amount; Adjustment of Merger Consideration. (a) Within 90 days after the Closing Date, Parent shall prepare and deliver to the Stockholders' Representative, a statement (the "Statement") setting forth Parent's determination of the Adjustment Amount, including Closing Indebtedness and Other Liabilities, the Working Capital Deficit or Working Capital Balance, the Capital Expenditure Deficiency or Capital Expenditure Excess and the Severance and Incentive Liabilities, in each case of CIMF, and the calculation of the Parent Common Share Number in accordance with Section 4.02. During the 30-day period following delivery of the Statement to the Stockholders' Representative and his representatives, Parent shall provide the Stockholders' Representative and his Representatives with access during normal business hours to any books, records, working papers or other information reasonably necessary or useful in the preparation of the Statement and the calculation of the Adjustment Amount to enable the Stockholders' Representative or his Representatives (as defined in Section 5.01 of the Supplemental Agreement) to verify the accuracy of the Statement. The Statement shall become final and binding upon all parties hereto on the thirtieth day following delivery thereof to the Stockholders' Representative unless the Stockholders' Representative gives written notice of disagreement with the Statement (a "Notice of Disagreement") to Parent prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and relate solely to the preparation of the Statement and the calculation of the Adjustment Amount, the Parent Common Share Number in accordance with Section 4.02.

          (b) If a Notice of Disagreement is received by Parent in a timely manner, then the Statement (as revised in accordance with clause (c) or (d) below) shall become final and binding upon the parties hereto on the earlier of

(i) the date the Stockholders' Representative and Parent resolve in writing any differences they may have with respect to any matter specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Arbitrator (as defined below). During the 30-day period following the delivery of a Notice of Disagreement, Parent and the Stockholders' Representative shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement and each shall provide the other (and their respective representatives) with reasonable access to any books, records, working papers or other information reasonably necessary or useful in the preparation or calculation of (u) the Estimated Adjustment Amount, including Estimated Closing Indebtedness and Other Liabilities, the Estimated Working Capital Deficit or Balance, the Estimated Capital Expenditure Deficiency or Excess and the Estimated Severance Incentive Liabilities, in each case of CIMF, (v) the Adjustment Amount, including Closing Indebtedness and Other Liabilities, the Working Capital Deficit or Working Capital Balance, the Capital Expenditure Deficiency or Capital Expenditure Excess and the Severance and Incentive Liabilities, in each case of CIMF, (w) the Parent Common Share Number, (x) the Statement, (y) any Notice of Disagreement or (z) otherwise with respect to any thereof. At the end of such 30-day period if there has been no resolution of the matters specified in the Notice of Disagreement, Parent and the Stockholders' Representative shall submit to an arbitrator (the "Arbitrator") for review and resolution any and all matters arising under this Section which remain in dispute. The Arbitrator shall be Price Waterhouse, or if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Parent and the Stockholders' Representative in writing. The Arbitrator shall render a written decision resolving the matters submitted to the Arbitrator within 30 days following submission thereto. The cost of any arbitration (including the fees of the Arbitrator) pursuant to this Section shall be borne 50% by Parent and 50% by the CIMF Stockholders.

          (c) If the Adjustment Amount is higher or lower than the Estimated Adjustment Amount, the Parent Common Share Number shall be finally adjusted pursuant to Section 4.02. If the Parent Common Share Number, in each case as so finally adjusted, is greater than the Estimated Parent Common Share Number, respectively, Parent shall, within 15 days after the Statement becomes final and binding upon the parties, issue and deliver to the Stockholders' Representative, for the benefit of the CIMF Stockholders, an aggregate number of shares, rounded to the nearest whole share, of Parent Common Stock (collectively, the "Additional Parent Shares") (in each case with one-half of a share being rounded to the next highest number) equal to the excess of the Parent Common Share Number as so finally determined, over the Estimated Parent Common Share Number. The Additional Parent Shares shall be allocated to each CIMF Stockholder pro rata on the basis of the ratio (the "Allocation Ratios") that the number of shares of Parent Common Stock issued and delivered to such Stockholder at the Closing with respect to such Stockholder's shares of CIMF Common Stock bears to the total number of Parent Common Stock issued and delivered to all Stockholders at the Closing.

          (d) If the Parent Common Share Number as so finally adjusted is less than the Estimated Parent Common Share Number, Parent shall be entitled to receive, within 15 days after the Statement becomes final and binding upon the parties, an aggregate number of shares, rounded to the nearest whole share, of Parent Common Stock (collectively, the "Returned Parent Shares") (in each case with one-half of a share being rounded to the next highest number), equal to the excess of the Estimated Parent Common Share Number over the Parent Common Share Number as so finally determined. The number of Returned Parent Shares to be returned to Parent by each CIMF Stockholder shall be calculated pro rata on the basis of the Allocation Ratios. The obligation to deliver Returned Parent Shares shall be satisfied, first, out of the Escrowed Shares, and second, out of other shares held by the CIMF Stockholders.

          SECTION 4.06. Participation Rights and Additional Adjustments; Adjustments to Threshold. (a) Without limiting the conditions precedent to the obligations of CIMF and the Principal Stockholder hereunder, in the event that (i) Parent makes a distribution of the type that would require a distribution to holders of Parent Preferred Stock pursuant to Section 2.3 or 3.7 of the Parent Series E Certificate or the Parent Series F Certificate (a "Distribution"), and (ii) the record date or (if there shall not be a record date) effective date for the Distribution shall occur on or after the date hereof and prior to the Effective Time, Parent shall, at the Effective Time (or if the date for payment of the Distribution is after the

Effective Time, on the date of payment) pay to the Persons who become record holders of Parent Common Stock at the Effective Time the amounts and kinds of assets or capital stock or other securities that such Persons would have been entitled to receive had such Persons been record holders of such Parent Common Stock on the relevant record date or effective date for the Distribution (taking into account (and giving effect to) any right of election set forth in such Sections).

          (b) Without limiting the conditions precedent to the obligations of CIMF and the Principal Stockholder hereunder, the Parent Common Share Number shall be adjusted from time to time after the date hereof and prior to the Effective Time for events described in paragraphs 3.6 and 3.7 of the Parent Series E Certificate and Parent Series F Certificate as if the references therein to the term "Conversion Rate" were instead references to the Common Share Number as in effect at the time (provided that the Conversion Price shall be appropriately adjusted by the parties) and the references therein to "Series E Stock" and "Series F Stock" were instead to CIMF Common Stock (taking into account (and giving effect to) any right of election set forth in such Section, including any right of election that would give such holders a right to receive a distribution (which distribution shall be treated as a Distribution for purposes of
Section 4.06(a) hereof).

          (c) The Threshold shall be reduced in the event the Principal Stockholder designates as Excluded Assets any System or Systems (or portions thereof) owned by CIMF as of the date of this Agreement pursuant to Section 5.25 of the Supplemental Agreement by an amount equal to the Excluded Systems Amount. The "Excluded Systems Amount" shall equal 13.5 multiplied by the aggregate amount of operating cash flow of the CIMF for the fiscal year immediately preceding the Effective Time that is attributable to each System (or portion thereof) so designated (it being understood that such operating cash flow shall be as so determined in preparing the Company's audited financial statements for such fiscal year).

          SECTION 4.07. Stockholders' Representative. Each holder of CIMF Common Stock, by approval of the CIMF Merger by the requisite vote of the CIMF Stockholders, designates Philip Dropkin or such other Person as designated by the Principal Stockholder to be the representative of each such

CIMF Stockholder (the "Stockholders' Representative") for purposes of this Agreement.


                               ARTICLE V

                         Conditions Precedent

          The respective obligation of each party to effect the CIMF Merger and the other transactions contemplated hereby is subject to the satisfaction or waiver (by the parties for whose benefit the condition is imposed) on or prior to the Closing Date of the conditions set forth in Article VI of the Supplemental Agreement.


                              ARTICLE VI

                   Termination, Amendment and Waiver

          This Agreement may be terminated or amended or the parties may extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties contained in or in any document delivered pursuant to this Agreement or waive compliance with any of the agreements or conditions contained in this Agreement, in each case as provided in Article VIII of the Supplemental Agreement.


                              ARTICLE VII

                             Governing Law

          This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof, except to the extent that the laws of the States of Delaware and Florida are mandatorily applicable to the CIMF Merger.

          IN WITNESS WHEREOF, CIMF, the Principal Stockholder and
Parent have caused this Agreement to be signed by their respective duly authorized officers (or, in the case of the Principal
Stockholder, has signed this Agreement), all as of the date first written above.


                                       CABLEVISION INDUSTRIES OF MIDDLE
                                       FLORIDA, INC.

                                         by

                                           Name:
                                           Title:


                                           Alan Gerry


                                       TIME WARNER INC.,

                                         by

                                           Name:
                                           Title:


                                       CABLEVISION INDUSTRIES CORPORATION,

                                         by

                                           Name:
                                           Title: